Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-230379

NORDSTROM, INC.

Final Term Sheet

November 4, 2019

$500,000,000 4.375% Senior Notes due 2030

Issuer:	Nordstrom, Inc.

Expected Ratings (Moody’s / S&P)*	Baa2 (stable) / BBB (stable)

Trade Date:	November 4, 2019

Settlement Date:	November 6, 2019 (T+2)

Principal Amount:	$500,000,000

Maturity Date: Interest Payment Dates:	April 1, 2030 April 1 and October 1, commencing on April 1, 2020

Coupon (Interest Rate):	4.375%

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	98-17 / 1.789%

Spread to Benchmark Treasury:	+ 260 basis points

Yield to Maturity:	4.389%

Price to Public:	99.888%

Redemption Provision:

Prior to January 1, 2030 (three months prior to their maturity), at the Issuer’s option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of principal amount and (ii) the discounted present value (assuming the notes mature on January 1, 2030) at the Treasury Rate plus 40 basis points.

In addition, at any time on or after January 1, 2030, at the Issuer’s option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount.

CUSIP/ISIN:	655664 AT7 / US655664AT70

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Morgan Stanley & Co. LLC

TDSecurities (USA) LLC

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.